Exhibit 10.1

Execution Version

Certain confidential portions have been redacted from this exhibit because they are both (i) not material and (ii) is the type that the company treats as private or confidential. Information that has been omitted had been identified in this document with a placeholder identified by the mark “[redacted]”.

FINANCIAL ASSISTANCE AGREEMENT

This Financial Assistance Agreement (the “Agreement”) is entered into as of August 13, 2026 (the “Execution Date”), with a retroactive effective date as of October 1, 2025 (“Effective Date”), by and among Berkshire Hathaway Specialty Insurance Company (“Berkshire”), Zurich American Insurance Company (“Zurich”), Hartford Fire Insurance Company, Euler Hermes North America, Markel Insurance Company (“Markel”), Western Surety Company, Federal Insurance Company (collectively referred to as “Sureties” and each as “Surety”), Southland Holdings, LLC (“Southland”), Southland Holdings, Inc. (the “Issuer”), Southland RE Properties LLC, Southland Contracting, Inc., Heritage Materials, LLC, Southland Mole of Canada, Ltd., Johnson Bros. Corporation, a Southland Company, Oscar Renda Contracting, Inc., Oscar Renda Contracting of Canada, Inc., Renda Pacific LLC, Mole Constructors, Inc., American Bridge Holding Company, American Bridge Company, American Bridge Manufacturing Company, American Dock & Transfer Company, American Bridge International Corporation, American Bridge Canada Company, Renda-Jbros Joint Venture, Southland Renda JV, Southland Mole JV (collectively, the “Principals”), Frankie Scott Renda, Amanda Renda, Rudolph V. Renda, Christy Lee Renda, Walter Timothy Winn (collectively, the “Shareholder Indemnitors” and, together with the Principals, the “Indemnitors” and each an “Indemnitor”) and Berkshire, as collateral agent for the benefit of the Sureties identified herein (together with its successors and assigns in such capacity, the “Collateral Agent”), and reflects the understanding, agreement and intent of the parties regarding the subject matter discussed herein. The Sureties, Shareholder Indemnitors, Principals and the Collateral Agent may hereinafter collectively be referenced as the “Parties” or individually as a “Party”.

RECITALS

WHEREAS, Indemnitors executed general indemnity agreements in favor of Sureties, including, but not limited to, those listed in Exhibit A hereto (collectively, the “Indemnity Agreements”).

WHEREAS, each Surety, as either lead surety and/or a participant in a co-surety panel (“Panel”), issued surety bonds (the “Bonds”) to one or more Principals in consideration for and in reliance upon one or more of the Indemnity Agreements in relation to the bonded construction contracts entered into by Principals (the “Contracts”) with various entities (the “Obligees”). The Bonds are categorized as belonging to the “Zurich Panel”, the “BHSI Panel” or the “Markel Panel”, and each are referred to herein as a “Panel” and collectively as the “Panels”. “Lead Sureties”, as used in this Agreement, are Berkshire, Zurich and Markel. All projects covered by the Bonds are referred to herein as the “Projects”.

WHEREAS, in addition to other rights, Sureties each have legal and equitable rights of indemnity, reimbursement and subrogation against the Principals and Shareholder Indemnitors arising out of or related to the issuance of the Bonds and the execution of the Indemnity Agreements. Pursuant to the Indemnity Agreements, Indemnitors agreed, among other things, to indemnify and hold harmless Sureties from any loss, costs, and expenses incurred as a result of issuing Bonds to, at the request of, or on behalf of any of the Indemnitors.

WHEREAS, the Contracts and Projects are in various stages of completion, and Indemnitors acknowledge and admit that: (a) the named Principals on the Bonds require financial assistance from the Sureties to perform or complete the performance of the Contracts and pay their subcontractors and suppliers of labor and/or materials with respect to the Projects; (b) that the Sureties have received claims on the Bonds and have suffered losses and/or incurred expenses as a result thereof; and (c) the Principals share common overhead and general and administrative expenses.

NOW, THEREFORE, for and in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby mutually understood and agreed by and among Indemnitors and Sureties as follows:

Indemnification and Collateral

1. Indemnitors hereby acknowledge their execution of the Indemnity Agreements and reaffirm their continuing joint and several obligations and liabilities to Sureties thereunder. The terms and provisions of the Indemnity Agreements shall remain in full force and effect. Nothing contained in this Agreement shall in any way prejudice or waive the legal and equitable subrogation, reimbursement or indemnity rights of Sureties. The rights of Sureties under this Agreement are in addition to, and not in lieu of, any and all other rights that Sureties have or may have against Indemnitors or any other parties, at law, in equity, or by the terms of any other agreement, including, but not limited to, the Indemnity Agreements and the Assignment and Assumption Agreement dated March 17, 2026, whereby Sureties were assigned the rights previously belonging to Callodine Commercial Finance, LLC and certain lender parties (the “Assignment and Assumption Agreement”) under that certain Term Loan and Security Agreement dated September 30, 2024 (the “Existing Loan Agreement”, and the loans thereunder, the “Existing Loans”, and the collateral securing the Existing Loans, the “Existing Loan Collateral”) and the other loan documents related thereto. All rights of the Sureties pursuant to the Indemnity Agreements and this Agreement shall inure to the benefit of each Surety, their co-sureties, if any, and any of their reinsurers, as the case may be.

2. Indemnitors acknowledge and agree that they are jointly and severally liable to Sureties for all loss, cost and expense paid and/or incurred by any Surety as a result of having issued the Bonds, including, but not limited to, any and all fees, costs, and expenses of consultants, attorneys, and other professionals, whether prior or subsequent to the Effective Date of this Agreement, and that none of the Indemnitors have any defense or offset to said liability and obligation. In addition to the loss, costs and expense paid and/or incurred by Sureties through the date of this Agreement for which the Indemnitors acknowledge liability as set forth above, the Indemnitors acknowledge that they are jointly and severally liable to Sureties in the event that (a) Sureties make any payments under the Bonds or in accordance with the terms of this Agreement; (b) Sureties make any loans or advances to or for the benefit of one or more Indemnitor pursuant to the terms of this Agreement or otherwise; or (c) Sureties make any other payments or incur any other losses of whatever kind or nature in connection with the Bonds, the Indemnity Agreements or this Agreement, including, but not limited to, costs, expenses, attorneys’ fees, accounting fees, consulting fees, unpaid bond premiums, and/or any other payments or losses recoverable under any of the Indemnity Agreements.

3. As partial consideration for Sureties providing financial assistance pursuant to this Agreement, and without limitation of any security interests or liens granted in connection with any Indemnity Agreement or the Existing Loan Agreement, Indemnitors hereby grant to the Collateral Agent, for the benefit of the Sureties identified herein, a security interest and lien in the property more fully described on Exhibit B hereto (the “Collateral”) to secure (i) the Initial Funding Commitment (as defined below), until such time as the Preferred Shares (as defined below) are issued to the non-Bonding Sureties as set forth herein, and (ii) the Bonding Surety Financing (as defined below). The security interest and liens granted herein are in addition to, and not in lieu of, any lien or security interest previously granted to Sureties, including, but not limited to, any liens and security interests granted pursuant to the terms of the Indemnity Agreements as well as the security interest Sureties have pursuant to the Assignment and Assumption Agreement. Indemnitors consent to the filing by the Collateral Agent of financing statements under the Uniform Commercial Code (UCC Form 1) and/or shall promptly execute and deliver with respect to real property or other personal property, as requested, Deeds of Trust (in a form acceptable to the Lead Sureties) for the Collateral Agent to perfect its security interests and liens in the Collateral. Indemnitors agree to promptly execute and deliver such other and further instruments or documents required or deemed necessary by the Collateral Agent to confirm, perfect, or otherwise establish the liens, security interests, and rights granted in the Collateral to the Collateral Agent, for the benefit of Sureties, pursuant to this Agreement, including but not limited executing or endorsing any titles on titled equipment to enable the Collateral Agent to perfect the security interests thereon. Indemnitors will use commercially reasonable efforts to obtain consents from any lenders not party to this Agreement to grant the Collateral Agent, for the benefit of the Sureties, a lien in the Collateral, if required. Further, to the extent a related, subsidiary or sister company, trust, or an individual who is not an Indemnitor has an interest in the Collateral, Indemnitors will cause such entities and/or individuals to execute the documents necessary to perfect a lien in the Collateral; or, if such related entities or individuals have an existing security interest in any of the Collateral, Indemnitors will have such entities or individuals subordinate such secured interest to that of the Collateral Agent.

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4. Indemnitors represent and warrant that the Collateral identified in Exhibit B includes all real property owned by Indemnitors or in which the Indemnitors have an interest (not including homesteads) and all other material assets, whether encumbered or not. Should it be determined that there is additional collateral available to the Indemnitors not set forth herein, Indemnitors consent to the filing by the Collateral Agent of additional financing statements under the Uniform Commercial Code and will promptly execute and deliver deeds of trust, and/or such other documents as may be required for the Collateral Agent to perfect its security interest in such additional Collateral.

5. Indemnitors agree not to further pledge any of the Collateral to any other person or entity or otherwise encumber the Collateral without the express written consent of the Lead Sureties that are beneficiaries of an enforceable security interest in the Collateral conveyed pursuant to the terms of this Agreement.

6. As further security to Sureties, Indemnitors shall be prohibited from making any non-mandatory limited liability company or corporate distributions without the advance written consent of the Lead Sureties. All mandatory distributions, if any, shall be made with income received by an Indemnitor entity seeking to make a mandatory distribution, exclusive of the funds received from Sureties under this Agreement and at all times in accordance with the other terms and conditions of this Agreement and any Preferred Shares Documentation (as defined in the Preferred Shares Term Sheet (as defined below); hereinafter, the “Preferred Shares Documentation”).

Establishment of Accounts

7. For the purposes of this Agreement, “Contract Funds” shall mean any and all monies payable to or received by Indemnitors under or in connection with the Contracts and/or Projects, including, but not limited to, monies earned and to be earned, payment of retained percentages and final payments due or to become due to any of the Indemnitors of every kind or nature under or in connection with the Contracts, including payments for all extras, claims, bonuses, supplier discounts and refunds, and/or of any other kind or nature which may be received by any of the Indemnitors in connection with or arising out of the Contracts and/or Projects. Contract Funds include, but are not limited to, the proceeds of any insurance claims or affirmative claims that the Indemnitors have or may have in connection with the Contracts and/or Projects, excluding only that portion of any claims assigned to Sureties under the Assignment and Assumption Agreement. The Indemnitors acknowledge and reaffirm that the Sureties, pursuant to their respective Indemnity Agreements, in addition to other rights to settle set out therein, have the complete right and authority to direct the terms on which the affirmative claims are settled or to settle the claims themselves. The Indemnitors agree to cooperate with the Sureties in resolving such claims, pursuant to the Indemnity Agreements or otherwise, and to do all things and execute all documents necessary to effectuate the resolution of the claims as may be required by the relevant Panel.

8. Each Panel has or will establish an account in connection with the Contracts and/or Projects for which they are Lead Sureties (the “Lead Surety Account(s)”), to be held for the benefit of Southland by the Panel’s consultant(s) (the “Consultants”). Indemnitors acknowledge and agree that they do not have any right, title, or interest in or to any of the funds in the Lead Surety Accounts except as set forth in this Agreement. Subject to the Initial Funding Commitment set forth below, and in addition thereto, Sureties will, as they deem appropriate in their sole discretion, fund their respective Lead Surety Accounts to financially assist Indemnitors in the performance of the Contracts and completion of the Projects, and/or for any other purposes Sureties, in their sole discretion, may deem appropriate. Indemnitors acknowledge and agree that any and all amounts delivered by Sureties to the Lead Surety Accounts (other than the Initial Funding Commitment) will not become advances to or for the benefit of Indemnitors until such time as the Consultants transfer such funds to the Concentration Control Accounts (defined below) in accordance with a Funding Request (defined below) or Additional Funding Request (defined below), and then only for the accomplishment of the specific purposes for which the funds are provided. Indemnitors acknowledge and agree that they are not parties to or third-party beneficiaries of any agreements between and among the Sureties regarding the funding of the Lead Surety Accounts or with respect to any financial assistance that has or may be provided to Indemnitors, or any one of them, and the Indemnitors shall have no rights whatsoever under any such agreement(s). Indemnitors acknowledge and agree that none of them has any right, title, or interest in or to any of the funds in the Lead Surety Accounts. Indemnitors acknowledge that they have consented to the use of one or more of the Principals’ names for the Lead Surety Accounts at Sureties’ discretion solely for Sureties’ benefit in administering any such account as they may deem appropriate. Indemnitors agree that the use of such names is not intended and shall not be deemed to evidence any interest of any of Indemnitors in the funds in any account maintained by the Sureties.

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9. Southland shall establish, or, if already established, shall identify the following accounts within thirty (30) days after the date of this Agreement:

a.	an account (“Concentration Control Account(s)”) for each Surety Panel that will be subject to a deposit account control agreement (“DACA”) that permits the applicable Lead Surety to sweep its respective Concentration Control Account into the applicable Lead Surety Account in the event Southland defaults under the terms of this Agreement pursuant to paragraph 25;

b.	a main deposit account for each respective Southland entity (the “Main Deposit Account(s)”) that is a party to any of the Contracts;

c.	accounts to be utilized by each Southland entity for payroll (the “Payroll Account(s)”); and

d.	accounts to be utilized by each Southland entity for non-payroll disbursements (e.g., payment of subcontractors and vendors on Projects (the “Project AP”) and insurance expenses, office rent, utilities, telephone charges, vehicle expenses, and other expenses of a similar kind or nature (“G&A Expenses”)) (the “Disbursement Account(s)”).

10. Indemnitors will provide full real-time read access to the Concentration Control Accounts, the Main Deposit Accounts, the Payroll Accounts, and the Disbursement Accounts to the Consultants designated by each Panel and will provide backup documents and information regarding distributions from each account that may be requested by those designated Consultants. No funds shall be transferred from the Concentration Control Account to any other account belonging to one or more of the Indemnitors or on which they have signing authority without the express written approval of the applicable Consultants, except as set forth below.

Initial Funding Commitment

11. Notwithstanding any other provision of this Agreement, the Sureties shall, within sixty (60) days of the Effective Date of this Agreement, collectively pay or cause to be paid from the Lead Surety Accounts an aggregate amount of not less than Ten Million Dollars ($10,000,000.00) (the “Initial Funding Commitment”).

12. The Initial Funding Commitment shall constitute an irrevocable obligation of the Sureties and shall not be subject to any conditions precedent other than the execution of (i) this Agreement by all parties, (ii) a tolling agreement from the Indemnitors in form and substance satisfactory to the Sureties and (iii) an amendment to the Existing Loan Agreement by the requisite parties thereto. Funds paid pursuant to the Initial Funding Commitment shall be disbursed in accordance with the priority of payments set forth in paragraphs 15-18 and shall otherwise be subject to the terms and conditions governing the Lead Surety Accounts under this Agreement. For the avoidance of doubt, the Initial Funding Commitment is in addition to, and not in lieu of, any discretionary financial assistance that Sureties may elect to provide pursuant to this Agreement or otherwise.

13. Indemnitors represent and warrant to Sureties that Indemnitors have paid and will continue to timely pay all local, state, and/or federal taxes which they have been or are obligated to pay to date relating to their affairs; have filed or have caused to be filed all tax returns (including without limitation those relating to local, state, and federal payroll and income taxes) required to be filed; and paid all taxes shown to be due and payable on said returns or on any assessments made against it. Except as previously disclosed to the Lead Sureties, Indemnitors represent that no tax liens have been filed against any of their property or assets, and no claims are being asserted with respect to such taxes.

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Deposit and Use of the Contract Funds

14. All Contract Funds payable to or received by any of the Indemnitors in connection with the Contracts and/or Projects will be received into the applicable Main Deposit Account. Within forty-eight (48) hours of receipt of any Contract Funds, whether paid by an Obligee or otherwise, Indemnitors shall transfer or cause to be transferred all Contract Funds collected by Indemnitors in to the appropriate Concentration Control Account for the Surety Panel(s) which bonded the Projects from which the Contract Funds emanated. Indemnitors acknowledge and agree that the Contract Funds shall not be utilized or dissipated by any of the Indemnitors and shall not be deposited in any other accounts after receipt. Indemnitors agree to hold the Contract Funds in trust until deposited into the appropriate Concentration Control Account. No other funds shall be comingled with the funds in a Concentration Control Account except as expressly set forth herein. The Contract Funds are irrevocably segregated, earmarked, and set aside solely for the purposes set forth in this Agreement and the Indemnity Agreements. Indemnitors hereby covenant and agree that they will not use, or knowingly permit the use of, any Contract Funds, whether represented by checks, vouchers, orders or otherwise, for any purpose except as more particularly set forth in this Agreement and the Indemnity Agreements.

15. If the balance in any Concentration Control Account exceeds $15,000,000 for more than ten consecutive days and after accounting for any pending transfers, then any excess funds shall be wired to the respective Lead Surety Account within two (2) business days.

16. Except as to the Sureties’ rights to recall the funds, or as described under the Assignment and Assumption Agreement, none of the Contract Funds deposited in the Concentration Control Accounts shall be subject to any right of set-off by any bank, lender or other entity that is not a party to this Agreement as a result of any transactions involving such entity, nor be assigned or diverted by Indemnitors from the uses or purposes set forth in this Agreement.

17. Subject to Sureties’ rights in the Contract Funds at law and/or in equity and pursuant to this Agreement and the Indemnity Agreements, the Contract Funds deposited in to the Concentration Control Accounts will be used, in consultation with the relevant Panel for each Project, in the following order of priority: first, to satisfy indebtedness to third parties furnishing labor, material, and or services in connection with the performance of design or construction work on the relevant bonded Projects; second, to pay for Principals’ direct project overhead costs such as direct project payroll, portions of insurance premiums attributable to the specific project, incurred in connection with the relevant bonded Project; and, third, at the Sureties’ sole and absolute discretion and election, for other general corporate purposes, including, but not limited to, reasonable corporate obligations incurred in the ordinary course of Principals’ business, or some percentage thereof, including, without limitation, payroll, insurance expenses, office rent, utilities, telephone charges, vehicle expenses, and other expenses of a similar kind or nature as may be approved by the relevant Panel for each of the bonded Projects. It is specifically understood and agreed by Indemnitors that the Contract Funds contained in or destined for the Concentration Control Accounts under the terms of this Agreement shall not be used to pay the obligations of Indemnitors on contracts not bonded by the respective Panel except as may be set forth in this Agreement or as may be agreed to by the respective Panel in its sole and absolute discretion.

18. Each week, Southland shall submit a funding request (the “Funding Request”) to each Panel’s designated Consultant for payment of payroll, AP, and/or G&A Expenses. The designated Consultant shall review the Funding Requests for reasonableness, and if determined by the Consultant and the Lead Surety to be reasonable, the Consultant shall notify Southland that the Funding Request is approved and authorize Southland to transfer funds from applicable Concentration Control Accounts to the respective entity-level Payroll Account or Distribution Account. Absent other mutually agreeable written arrangements between and among Indemnitors and a Panel, the procedure for submitting a Funding Request for approval, will be as follows:

a.	Indemnitors shall provide to the designated Consultant of each Panel the following:

(i)	An originally signed summary sheet, in a form requested by each Panel and certified as accurate by the Indemnitors, listing all of the invoices to be paid, broken down by Project, showing the entity or person to be paid, the payee’s address, the amount to be paid, the date of the check, the check number and the total payments to all payees (“Summary Sheet”).

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(ii)	Access to a copy of each invoice to be paid, showing the Project for which the invoice was incurred, along with a copy of all necessary supporting documentation for the invoice.

(iii)	With respect to any of Indemnitors’ payroll that they seek approval to be paid under these procedures, Indemnitors shall provide to the designated Consultant of the pertinent Lead Surety for approval a payroll report, for each of the applicable Panel’s Projects for the pertinent payroll period (the “Payroll Report”). The Payroll Report shall contain the net pay for each employee, taxes to be withheld, and all other deductions. Upon notification of approval by the Consultant of the payments set forth in the Payroll Report, it shall be the responsibility of Principals to prepare and distribute the net payroll checks to their employees directly. Payment of all withholding and payroll taxes and other amounts deducted from employee wages from the Contracts bonded by Sureties shall be the sole responsibility of Indemnitors. Indemnitors hereby acknowledge and agree that any payroll tax obligations, for which the employer is responsible, including, but not limited to, matching FICA and unemployment taxes, will be the sole responsibility of Indemnitors, and the parties agree that Sureties will in no way be responsible for such employer paid contributions. It shall be the sole responsibility of Indemnitors, within the time limits of all appropriate statutes and regulations, to prepare and present to the designated Consultant of each Panel evidence of payment of all such taxes and other deductions from the payroll. Indemnitors agree to promptly provide any and all documents that may be requested by a Panel’s designated Consultant to confirm payment of proper taxes and deductions. Sureties will not incur any liability to Indemnitors or to any other Person in connection with the due discharge of Indemnitors’ duties under this Agreement.

b.	Upon execution of this Agreement, Indemnitors shall submit both a partial waiver and release form and a final waiver and release form to be used in connection with the payments made pursuant to this Agreement by the Sureties to persons or entities providing labor, services or materials on the Projects, for the Sureties’ approval. Fully executed and approved lien waiver forms will be obtained and submitted by Indemnitors from each vendor to be paid pursuant to a Summary Sheet.

c.	Indemnitors represent and warrant that all amounts they request be paid from the Concentration Control Accounts are and shall be for the purposes authorized by this Agreement, and that the amounts requested to be paid are or shall be currently due and owing, for work performed on each bonded Project for which the funds are being requested, to each payee named therein.

d.	The designated Consultant of a Panel shall not be obligated to pay or approve the payment of invoices designated by Indemnitors on any Summary Sheet. The designated Consultant may disapprove any request for payment, in their sole discretion.

e.	If and to the extent a designated Consultant approves payment of one or more of the items on the Summary Sheet, Indemnitors shall prepare checks payable on Principals’ check stock for payment of the approved items. It shall be the responsibility of Indemnitors to promptly present these payments to the named payees as approved by the designated Panel representative, to secure the named payees’ execution of the partial waiver and release form and final waiver and release form approved by Sureties, and to promptly return copies of the executed release forms to the designated Panel Consultant.

f.	It is expressly agreed by Indemnitors that should any designated Panel Consultant disapprove any payments requested by Indemnitors, such decision is final, and Indemnitors shall have no right or cause of action of any kind or nature against Sureties, the Panels, their agents, employees, Consultants, attorneys, or representatives as a result of such disapproval.

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g.	For purposes of submitting the information required hereinabove or otherwise acting on behalf of Indemnitors pursuant to this Agreement, the individual authorized to act on Indemnitors’ s behalf for such purposes shall be Keith Bassano, Southland’s CFO. Such authorized individual may be changed by signed written consent of all Principals and subject to Lead Surety approval upon seven (7) days’ written notice to the Lead Sureties (or such shorter period of time as the Lead Sureties may agree), but all acts taken by such authorized individual prior to receipt of such written notice by the Lead shall be deemed to be authorized and approved by Indemnitors.

19. Each month, the applicable Consultant will verify that the amounts requested under each Funding Request were paid in accordance with said request. Such verification shall include: confirmation of payments by ACH, check, or wire; confirmation that invoices paid were for the Projects requested; confirmation that Southland has obtained waivers and releases in accordance with either Southland’s policy or Lead Surety requirements; and payroll and any overhead amount funded was paid and taxes remitted. Southland shall cooperate with the Consultants and provide the Consultants with all requested documentation to support the verification process. Southland’s failure to cooperate with the Consultants’ verification process shall constitute an Event of Default under this Agreement, as more specifically detailed in paragraph 25.

20. Not later than the second Friday of each calendar month, for planning purposes, Indemnitors will provide a 13-week funding forecast by Lead Surety for each of the Lead Surety’s Panel’s Projects.

21. If one or more of the Principals require additional financing, then such Principal(s) shall make the request (the “Additional Funding Request”) by providing to the designated Consultant for the Lead Surety and the Lead Surety a 13-week forecast showing estimated time and amounts required and identifying the shortfall between each Panel’s Projects’ accounts receivable and the costs to complete work, plus related direct labor, equipment (rate to be determined by each Panel), indirect project expenses, and necessary overhead. Approval of an Additional Funding Request shall be in the Sureties’ sole and absolute discretion.

22. Interest shall accrue on all financial assistance that may be provided by any Surety and shall bear interest at the rate of four percent (4%) per annum from the date of each advance by a Surety into a Concentration Control Account. Accrued interest shall be capitalized and added to the principal amount of the financial assistance giving rise thereto on the first day of each calendar year.

23. To the extent such funding is subject to the discretion of the Sureties or the Panels pursuant to the terms of this Agreement, neither Sureties, the Panels, nor any of their representatives shall incur any liability for any refusal to fund any requested amounts to the Principals, the Shareholder Indemnitors or to any other person(s) or entity(ies) in connection with this Agreement, the Lead Surety Accounts, the Concentration Control Accounts, the Main Deposit Accounts, the Payroll Accounts, or the Disbursement Accounts.

Voluntary Letters of Default and Letters of Direction

24. Promptly following any request from the pertinent Lead Surety, the pertinent Principal for each Contract shall execute and deliver to such Lead Surety: (i) undated assignments in favor of the relevant Sureties with respect to any Bonded Contract in a form to be furnished by the Sureties; (ii) undated letters of direction with respect to any Bonded Contract in a form to be furnished by the Sureties directing that all unpaid contract funds be paid to the Sureties; and (iii) undated voluntary letters of default with respect to each Contract. The applicable Panel is authorized to utilize such documents with obligees of the Bonds, in their sole and absolute discretion, if and when they deem appropriate, directing, among other things, that all further proceeds from the Contracts be remitted to the Lead Surety, in the manner directed by the Panel.

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Default, Termination and Certain Remedies

25. For purposes of this Agreement, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, after the date hereof shall constitute an “Event of Default” under this Agreement:

a.	Indemnitors fail to pay when due any principal, interest, or any other amount payable under this Agreement or under the promissory note supporting and described in the Assignment and Assumption Agreement, subject to any grace or cure period applicable thereto or deferral granted in respect thereof;

b.	Any Indemnitor defaults in the performance of or compliance with any term contained in this Agreement, the Indemnity Agreements or any Preferred Shares Documentation and such default is not remedied, or waived by the pertinent Panel within thirty (30) days after the earlier of (i) receipt by the Indemnitors of notice from any Surety of such default, or (ii) actual knowledge of the Indemnitors of such default;

c.	Any representation, warranty, certification or statement made by the Indemnitors in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement is incorrect in any material respect (or in any respect if such representation, warranty, certification or statement is by its terms already qualified as to materiality) when made (or deemed made pursuant to the terms of this Agreement);

d.	One or more judgments or orders for the payment of money (to the extent not paid or covered by liability insurance maintained in accordance with the requirements of this Agreement, and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $5,000,000 shall be rendered against one of more of the Indemnitors after the Execution Date and either (i) enforcement proceedings shall have been commenced, or (ii) there shall be any period of twenty (20) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;

e.	Any lien created by this Agreement shall at any time fail to constitute a valid and perfected lien on a material portion of the Collateral purported to be encumbered thereby, subject to the priority contemplated herein;

f.	This Agreement shall for any reason fail to constitute the valid and binding agreement of any Party hereto, unless this Agreement terminates pursuant to the terms and conditions hereof without any breach or default hereunder;

g.	The institution of criminal proceedings by any governmental authority against any of the Indemnitors;

h.	If, after the date of this Agreement, (i) any of the Indemnitors is debarred or suspended from contracting with any governmental authority other than the [redacted], (ii) a notice of debarment or notice of suspension has been issued to any of the Indemnitors by any governmental authority other than the [redacted], or (iii) a notice of termination for default or the actual termination for default of any governmental contract shall have been issued to or received by any of the Indemnitors other than with respect to the [redacted] to the extent such other Projects have achieved substantial completion at the time of such notice or termination;

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i.	A material adverse change in, or a material adverse effect upon, any of (a) the condition (financial or otherwise), operations, business or properties of the Indemnitors, (b) the rights and remedies of Sureties or the Panels under this Agreement or the ability of Sureties to enforce their obligations under this Agreement or realize upon the Collateral, or the ability of the Indemnitors to pay or perform any of its obligations under this Agreement, (c) the legality, validity or enforceability of this Agreement, (d) the existence, perfection or priority of any security interest granted in this Agreement, or (e) the value of any material portion of the Collateral;

j.	Any material adverse change in the legal or beneficial ownership or control of any of the Principals;

k.	All Bonding Sureties (as defined below) notify the non-bonding Sureties that no further bonds will be issued.

26. Upon the occurrence of and during the continuance of an Event of Default under this Agreement, any Surety may (a) by notice to the Indemnitors and other Sureties terminate and/or suspend its participation in this Agreement, in whole or in part, and/or (b) by notice to the Indemnitors and other Sureties declare all or any portion of the Indemnitors’ obligations under this Agreement and the Indemnity Agreements immediately due and payable, with accrued interest thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Parties to this Agreement.

27. Upon the occurrence of and during the continuance of an Event of Default under this Agreement, Sureties, in addition to all other rights, options, and remedies granted to Sureties under this Agreement or at law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under this Agreement and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law.

28. Upon the occurrence of and during the continuance of an Event of Default under this Agreement, subject to any right of any third parties and/or any agreement between the Indemnitors and any third party to the extent not granted or entered into in contravention of the terms of this Agreement, each Surety is hereby granted a non-exclusive, royalty-free license or other right to use, upon the occurrence of and during the continuance of an Event of Default, without charge, the Indemnitors’ labels, mask works, rights of use of any name, any other intellectual property and advertising matter, and any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Sureties’ exercise of their rights under this Section, each Party’s rights under all licenses (whether as licensor or licensee) and all franchise agreements inure to Sureties’ benefit, subject to any rights of third party licensors or licensees, as applicable.

29. For the avoidance of doubt, Indemnitors acknowledge and agree that no Surety or Panel will be required to provide any previously approved funding to Principals in the event of the occurrence and continuance of an Event of Default or the commencement of any proceeding, by or against Indemnitors, seeking to adjudicate any of them as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of any of Indemnitors’ debts, or any similar order or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers. A Panel will be entitled to terminate any previously approved but undispersed, or future, funding of Principals under this Agreement for one or more of its Projects, including but not limited to all G&A Expenses, Payroll expenses and other funding.

30. Whether or not this Agreement is terminated by Sureties or any Panel, Indemnitors hereby authorize Sureties to withdraw all or a portion of the funds from the Lead Surety Accounts, or the Concentration Control Accounts, in each case, upon the occurrence and during the continuance of any Event of Default hereunder. Indemnitors hereby expressly waive any and all legal or equitable rights and any claim for damages as a result of Sureties exercising their rights under this paragraph.

Financial Assistance Agreement	Page 9

31. Whether or not terminated by Sureties or any Panel, Indemnitors shall collect and deposit all Contract Funds into the applicable Concentration Control Account until all of Indemnitors’ obligations to Sureties have been paid in full (or otherwise satisfied in accordance with the terms hereof), including, without limitation, all amounts due Sureties now or in the future under the Indemnity Agreements, this Agreement, and/or as a result of the Assignment and Assumption Agreement.

Bonding Sureties Panel Obligation

32. Each Bonding Surety agrees to provide non-bonding Sureties written notice within 10 days of determining that no further bonds will be issued to the Principals. Each Bonding Surety also agrees to provide, on a monthly basis, a list of all bond requests made by the Principals and actions taken on those requests, if any.

Cooperation

33. Indemnitors shall at all times fully cooperate with Sureties and their personnel and designees, including, but not limited to: the physical completion and administrative close out of the Contracts and Projects, verification(s) and collection of Contract Funds, verification(s) of accounts payable, and such other matters reasonably requested by Sureties, the Panels, or any of them. Indemnitors will at all times use their best efforts to complete the Projects on a timely basis. A Principal’s failure to use its best efforts to timely complete its Projects, in accordance with the terms of the Contracts shall, to the extent resulting in an Event of Default under this Agreement, be considered a material breach of this Agreement by the Indemnitors.

34. Principals shall provide Sureties and the Panels with appropriate written evidence and documentation that all liability insurance, property insurance, workers’ compensation insurance, and any other required insurances are and will be in full force and effect in amounts required by the Contracts during completion of the Contracts and until such time that the Contracts are otherwise administratively closed out.

35. Indemnitors agree that they will not use or purposely take out of service or voluntarily liquidate any of their equipment or machinery in any manner that will interfere with or delay the prompt completion of the Projects unless approved by the Sureties in writing.

36. Indemnitors shall accurately maintain their books, records, and accounts showing clearly, among other things, the itemized receipts and disbursements allocable to the Contracts and Projects. The books, records, and accounts shall be available for examination by any Surety and its representatives where they are maintained at all times during regular business hours. Sureties and their Consultants are entitled to receive read access to the Concentration Control Accounts, the Main Deposit Accounts, the Payroll Accounts, and the Distribution Accounts, as well as copies of all bank account records of any and all accounts of Indemnitors, of any kind or nature, including cancelled checks, bank statements, deposit slips, debit memos, etc. Indemnitors shall cooperate fully with Sureties concerning Sureties’ on-going inspection, review, and analysis of Indemnitors’ books and records, operations, and Projects.

37. Should Sureties decide upon the occurrence and during the continuance of any Event of Default, in each Panel’s sole and absolute discretion, to relet or otherwise arrange for completion of any or all of the Projects, Indemnitors will fully cooperate with regard to the same, including, but not limited to, attendance at Obligee/Owner meetings as necessary.

38. Indemnitors agree to provide their full and complete cooperation to Sureties, and each Panel, in any and all claims and/or future litigation involving the Contracts, Projects and/or Bonds.

Financial Assistance Agreement	Page 10

39. Indemnitors agree not to assign, sell, or otherwise transfer any of their non-exempt property, claims, or assets which, in the aggregate total in excess of $50,000, to any other person or entity, nor compromise any of its rights or claims against any other person, without the prior written consent of Sureties; provided that (a) each Shareholder Indemnitor may assign, sell, or otherwise transfer any of his or her non-exempt property, claims or assets at any time (i) so long as, on a pro forma basis after giving effect to such assignment, sale or other transfer, the net worth of such Shareholder Indemnitor shall not be reduced by more than (A) five percent (5%) as a result of such assignment, sale or other transfer or (B) fifteen percent (15%) as a result of all such assignments, sales and other transfers by such Shareholder Indemnitor since the Execution Date, or (ii) for the purpose of satisfying obligations due or coming due in respect of taxes, and (b) each Principal may may assign, sell, or otherwise transfer any of its non-exempt property, claims or assets so long as such assignment, sale or other transfer is permitted in accordance with the terms of the Existing Loan Agreement; provided, further, that nothing in this clause (b) shall be deemed to permit any Project Disposition without the consent required under paragraph 55.

40. Indemnitors agree that they will not make any advances or loans to or on behalf of any person, firm, or corporation or endorse or guarantee the indebtedness of any person, firm, or corporation, in each case, after the date hereof, without Sureties’ unanimous, prior written approval. Furthermore, Indemnitors agree that they will not pay or satisfy any presently existing debts or claims as between themselves or with any other affiliate, or declare or pay any dividends, or make any other distribution of money or assets to any stockholder, except for salaries reasonable under the circumstances; provided that the forgoing shall not prohibit the conversion of any presently existing debts or claims owed by the Issuer to any Shareholder Indemnitor into shares of common equity interests in the Issuer. Indemnitors agree to subordinate to Sureties any rights they have between and among themselves, other indemnitors on the Projects, and/or their Obligees as a result of any loans, debts, advances, claims or any amounts due and owing between and among itself, other indemnitors on the Projects, and/or its Obligees until Sureties are paid in full under the terms of this Agreement, the Assignment and Assumption Agreement, the Bonds and any other agreements between and among any of the Indemnitors and Sureties or the Panels.

41. Indemnitors shall provide written notice to Sureties of any significant developments or events impacting Principals and/or Shareholder Indemnitors in the performance of the work and the payment of the bills on the Contracts and the Projects, including any significant developments or events that may affect the obligations of Sureties under the Bonds. Indemnitors shall provide Sureties with written notice of all litigation against Indemnitors and/or Sureties or any one of them within seven days of service or process related to such litigation.

Release and Waiver by Indemnitors

42. As a material inducement for, and in consideration for Sureties’ execution of this Agreement, which Sureties relied upon and continue to rely upon, Indemnitors release and discharge, for themselves and for their successors, assigns and personal representatives, the Panels and the Sureties together with their affiliates, subsidiaries or parents, together with all of their representatives, officers, directors, agents, servants, employees, attorneys, reinsurers, consultants, successors, and assigns, of and from any and all actions, causes of actions, suits, demands, damages and/or claims of every kind or nature, whether at law, under statute or in equity, whether in contract or in tort, presently known or unknown, which Indemnitors ever had, now have or which they hereinafter can, shall or may have against the Sureties upon or by reason of any matter, action, inaction, omission, cause or thing whatsoever from the beginning of the world to the date of this Agreement, including but not limited to claims for tortious or contractual interference, domination, lender liability or the like or any breach of any alleged obligation of the Panels or the Sureties, their parents, affiliates and subsidiary companies to issue bonds on behalf of any of the Indemnitors.

43. Furthermore, to the extent permitted by applicable law, each Indemnitor waives:

a.	any right to require any Surety to proceed against any other Indemnitor or any other person or entity or to proceed against or exhaust any security held by any Surety, the Sureties, or the Panels at any time or to pursue any other remedy in any Surety’s power before proceeding against any Indemnitor;

Financial Assistance Agreement	Page 11

b.	any defense based upon any legal disability or other defense of any other Indemnitor, any guarantor of any other person or entity or by reason of the cessation or limitation of the liability of the other Indemnitors or any guarantor from any cause other than full payment of all sums payable under this Agreement, the Indemnity Agreements, and the Assignment and Assumption Agreement;

c.	any defense based upon any lack of authority of the officers, members, directors, partners or agents acting or purporting to act on behalf of the other Indemnitors or any principal of the other Indemnitors, or any defect in the formation of the other Indemnitors or any principal of the other Indemnitors;

d.	any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

e.	any defense based upon any failure by any Surety to obtain collateral for the indebtedness or failure by any Surety to perfect a lien on any collateral;

f.	presentment, demand, protest and notice of any kind;

g.	any defense based upon any failure of any Surety to give notice of sale or other disposition of any Collateral to the other Indemnitors or to any other person or entity or any defect in any notice that may be given in connection with any sale or disposition of any Collateral;

h.	any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

i.	any defense based upon any agreement or stipulation entered into by any Surety with respect to the provision of adequate protection in any bankruptcy proceeding;

j.	any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

k.	any defense based upon the avoidance of any security interest in favor of any Surety for any reason;

l.	any defense based upon any bankruptcy, insolvency, reorganization, assignment for the benefit of creditors, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by this Agreement, the Indemnity Agreements, or the rights obtained through the Assignment and Assumption Agreement;

m.	any defense or benefit based upon an Indemnitor’s, or any other party’s, resignation of the portion of any obligation secured by the Collateral to be satisfied by any payment from the other Indemnitors or any such party;

n.	all rights and defenses arising out of an election of remedies by any Surety even though the election of remedies has destroyed an Indemnitor’s rights of subrogation and reimbursement against the other Indemnitors; and

Financial Assistance Agreement	Page 12

o.	all rights and defenses that an Indemnitor may have because any of the losses are secured by real property. This means, among other things (subject to the other terms and conditions of this Agreement): (i) Sureties may collect from any Indemnitor without first foreclosing or enforcing this Agreement, the Indemnity Agreements, or its rights obtained through the Assignment and Assumption Agreement to result in a judicial or sheriff’s sale on any real or personal property collateral pledged by the other Indemnitors, and (ii) if any Surety forecloses or exercises remedies under this Agreement, the Indemnity Agreements, or its rights obtained through the Assignment and Assumption Agreement which results in a judicial or sheriff’s sale of on any real property collateral pledged by the other Indemnitors, the amount of obligations owed by Indemnitors to that Surety may be reduced only by the price for which that collateral is sold at the foreclosure, judicial or sheriff’s sale, even if the collateral is worth more than the sale price. Sureties may collect from any Indemnitors even if the other Indemnitors, by any Surety foreclosing or enforcing Agreement, the Indemnity Agreements, or its rights obtained through the Assignment and Assumption Agreement which result in a judicial sale or sheriff’s sale on the real property collateral, has destroyed any right an Indemnitor may have to collect from such other Indemnitor. This is an unconditional and irrevocable waiver of any rights and defenses each Indemnitor may have because any of its obligations to Sureties are secured by real property; and except as may be expressly and specifically permitted herein, any claim or other right which an Indemnitor might now have or hereafter acquire against the other Indemnitors or any other person or entity that arises from the existence or performance of any obligations under this Agreement, the Indemnity Agreements, or its rights obtained through the Assignment and Assumption Agreement the Loss Instruments, including any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Sureties against the other Indemnitors or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

Repayment Terms

44. Each Surety Panel, based on input from Southland and the Financial Advisors (as defined below), will determine the reasonable amount of expected loss (“Expected Loss”) for funding to completion the outstanding Surety Panel bonded Projects (“Non-Bonding Financing”). Expected Loss shall be determined as reflected in Line 30 in the Project Status Report (“PSR”) dated April 23, 2026, prepared by Nicholson Consulting, Inc. or JS Held (collectively the “Financial Advisors”). Thereafter, the Expected Loss may only be adjusted to reflect: (a) approved change orders issued by the relevant Obligee and (b) documented and verified scope changes approved by the relevant Obligee. No Financial Advisor may unilaterally revise projected cost-to-complete figures without the written concurrence of all members of the project specific Surety Panel.

45. Initially, preferred stock (the “Preferred Shares”) will be issued by the Issuer in an amount equal to fifty percent (50%) of the total amount of the Expected Loss (and, for the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, none of the Collateral shall secure the Expected Loss or the Non-Bonding Financing), provided that the Surety Panel has provided Non-Bonding Financing in an amount at least equal to or greater than 50% of the Expected Loss. The Preferred Shares shall be issued to each Surety based on its percentage participation on each Surety Panel and shall have the terms contained herein and such additional terms as are contained in the term sheet attached hereto as Exhibit C (the “Preferred Shares Term Sheet”). The Preferred Shares shall be issued no later than September 30, 2026. At the close of a Surety’s projects, the Expected Loss will be recategorized as Actual Loss and the amount of such Surety’s Preferred Shares will be adjusted accordingly by the Parties.

46. The Preferred Shares shall be of the highest level of equity and categorized as senior preferred stock. The Issuer will not issue any other type of or level of stock or equity, or modify any existing stock or equity, that in any way will have priority over the Preferred Shares. In this regard, the Preferred Shares cannot be primed by any other equity under any circumstances without each Surety Panel’s agreement, at each Surety Panel’s sole discretion.

Financial Assistance Agreement	Page 13

47. In the event of a voluntary or involuntary appointment of a receiver for Southland, the filing of a voluntary or involuntary petition under Title 11 of the United States Code, the making or consenting to an assignment for the benefit of creditors or a composition of creditors, or the commencement of any other insolvency proceedings under state or federal law (an “Insolvency Event”), the amount or value of the Preferred Shares which has been issued as a result of an existing debt shall be included in any Proof of Claim by any Surety filing such a claim. The liquidation preference of the Preferred Shares shall be treated as senior to all common equity interests in any distribution of bankruptcy estate assets, and no plan of reorganization or liquidation shall, in any way, impair the priority of the Preferred Shares (which shall be senior preferred stock in the Issuer) without the consent of each affected Surety.

48. Southland agrees that no bonuses or extraordinary payments of any kind will be paid by Southland to any of the Shareholder Indemnitors without the approval of each of the Surety Panels.

49. The remaining amount of Non-Bonding Financing (i.e., for which no Preferred Shares are issued) shall, notwithstanding anything to the contrary contained herein, be unsecured debt that bears no interest and shall not require mandatory amortization payments.

50. With regard to such remaining Non-Bonding Financing, Southland or the other Indemnitors shall make the following mandatory payments (the “Non-Bonding Financing Payments”):

a.	Upon payment in full of all loans and other amounts owing under the Existing Loan Agreement and satisfaction and release of any liens securing the Existing Loans, ninety percent (90%) of the net cash proceeds received by Indemnitors from claims on the Non-Bonding Financing Surety Panels’ bonded Projects, excluding claims that have been previously assigned for repayment of the Existing Loan and the [redacted] Claim (as defined on Exhibit B hereto), to the Non-Bonding Financing Surety Panel that funded that Project from which the claim(s) arose to offset losses of such Non-Bonding Financing Surety Panel, payable within 10 business days after receipt of such proceeds; and

b.	Five percent (5%) of operating cash flow calculated as of the end of each fiscal year based on Southland’s audited annual financial statements payable within 30 days after delivery of such financial statements until satisfaction of the terms set forth in paragraph 52.

51. For the avoidance of doubt, the Non-Bonding Financing shall be structured as follows: initially fifty percent (50%) of the Expected Loss shall be converted to Preferred Shares as set forth herein and in the Preferred Shares Term Sheet and the remaining Non-Bonding Financing shall constitute unsecured indebtedness of Indemnitors, subject to repayment and/or forgiveness as set forth herein. At the time of substantial completion of all Projects for which a Surety Panel has issued Bonds (or upon consummation of all Project Dispositions with respect to such Projects, whichever is earlier), the Actual Loss (i.e., the total amount of Non-Bonding Financing actually provided starting from October 1, 2025 for completion of the Surety Panel bonded Projects, including any amounts paid in connection with Project Dispositions, defined as “Actual Loss”) will be calculated to determine the actual amount of Preferred Shares to which each Surety is entitled, which is fifty percent (50%) of the Actual Loss, and the number of Preferred Shares held by each Surety shall be adjusted upward or downward, as applicable, so that such Surety’s aggregate Preferred Shares equal fifty percent (50%) of its Actual Loss, consistent with paragraph 45 hereof and Section 3 of the Preferred Shares Term Sheet. The remaining 50% of Actual Loss is Non-Bonding Financing which is unsecured indebtedness subject to repayment and/or forgiveness as set forth herein. The Non-Bonding Financing shall be unsecured and subject to the security interests granted under the Existing Loan Agreement, and any permitted encumbrances, subject to subordination as discussed herein, existing as of the effective date of the Non-Bonding Financing.

Financial Assistance Agreement	Page 14

52. Provided that the Indemnitors are not in default under this Agreement, each Surety will forgive the full amount of its Non-Bonding Financing and will write off such Non-Bonding Financing upon achievement of substantial completion of each Surety’s bonded Projects (or consummation of all Project Dispositions with respect to such Projects) within twenty percent (20%) of the total Expected Loss amount calculated for such Surety. In addition, provided that the Indemnitors are not in default under this Agreement and the Non-Bonding Financing shall have been forgiven and written off in accordance with the immediately preceding sentence, each Surety will release the Shareholder Indemnitors from their respective personal liability under that specific Surety’s Indemnity Agreements upon either (i) payment by the Shareholder Indemnitors of at least $10,000,000 (which amount may be comprised, in part, by the aggregate of funds received from the Principals pursuant to paragraph 50(b), but excluding any amounts paid pursuant to paragraph 50 (a)) to the holders of the Non-Bonding Financing or (ii) redemption in whole of all Preferred Shares in accordance with the terms of the Preferred Shares Term Sheet. For the avoidance of doubt, the forgiveness trigger shall be measured for each Surety on an individual basis. While each Surety will forgive the debt as set forth herein, such Surety will maintain the Preferred Shares and the Issuer shall have the right to request redemption of the Preferred Shares, as more specifically detailed in the Preferred Shares Term Sheet. Each Surety’s individual right to accept or refuse such repurchase request in its sole discretion and with no recourse to any involved party. Notwithstanding anything to the contrary contained herein, including the achievement of substantial completion of any Project, the consummation of any Project Disposition, or any other event or the passage of time that might otherwise be deemed to trigger, vest, or finalize forgiveness under this paragraph, any Surety’s agreement to forgive any debt, including without limitation Non-Bonding Financing, is strictly conditioned upon the strict compliance with all terms of this Agreement and debt shall not be forgiven, and any prior conditional or unconditional forgiveness shall be immediately and automatically revoked and rendered null and void, without any time limitation and regardless of whether the underlying Project has achieved substantial completion, if any Indemnitor engages in, is charged with, or is discovered (whether before or after the official date of release) to have engaged in, at any time prior to, upon, or after the official date of release, any of the following acts or omissions:

a.	failure of any Indemnitor to support, fund and administer non-bonded Projects such that there are no net losses among the non-bonded Projects, and any intentional act or omission by any Indemnitor with respect to a non-bonded Project that results in further loss to any Surety;

b.	engaging in material misrepresentation, fraud, or intentional deceit regarding financial disclosures;

c.	misapplying, misallocating, or diverting funds or collateral intended for repayment of any amount owing under or in connection with this Agreement, any Indemnity Agreement or any Project;

d.	filing a voluntary petition for bankruptcy or insolvency;

e.	being charged with, indicted for, arrested in connection with, or convicted of a felony or any crime involving moral turpitude that materially impacts this Agreement, any Indemnity Agreement or any Project;

f.	any intentional act, misconduct or omission by any Indemnitor that interferes or impedes a Surety in connection with the execution or enforcement of its rights or obligations under its Indemnity Agreement or in connection with a bonded Project; or

g.	intentionally causing or attempting to cause damage to, or the destruction of, any Project, Collateral, or equipment, materials, or other property associated with a Project, whether insured or uninsured, including by arson, vandalism, or sabotage.

Upon the occurrence of any such act or omission, whether discovered before or after the official date of release and without regard to any time limitation, the full original amount of the debt that was subject to forgiveness by any Surety, plus any accrued interest, expenses or other fees, shall automatically and immediately become due and payable.

Financial Assistance Agreement	Page 15

53. Each Non-Bonding Financing Surety Panel’s agreement to forgive certain funding as set forth herein, shall in no way diminish such Surety Panel’s right to the cash proceeds from claims identified in paragraph 50(a) for which such Surety Panel is entitled to receive in full regardless of any outstanding amount of Non-Bonding Financing of such Surety Panel.

54. Any Surety or Sureties providing bonds to any Principal after the date of this Agreement (each, a “Bonding Surety” and collectively, the “Bonding Sureties”) shall be deemed to be providing “Bonding Surety Financing”. For the avoidance of doubt, Bonding Surety Financing also includes all financing provided by a Bonding Surety pursuant to this Agreement or any Indemnity Agreement. Bonding Surety Financing will be secured pursuant to this Agreement on a second lien basis by all Existing Loan Collateral (the “BSF Security”). In this regard, the Existing Loans will be repaid first, with the BSF Security thereafter taking first position for repayment. If more than one Surety qualifies as a Bonding Surety, each Bonding Surety shall share pro rata in the BSF Security based on its respective Bonding Surety Financing that is outstanding. Each Surety that is a party hereto and that is not a Bonding Surety agrees to subordinate to the fullest extent any existing encumbrances or lien(s) (other than, for the avoidance of doubt, liens on Existing Loan Collateral securing the Existing Loans) to the priority of the Bonding Surety or Bonding Sureties as set forth herein.

Project Dispositions

55. For purposes of this Agreement, a “Project Disposition” shall mean any sale, assignment, novation, transfer, or other disposition of a Contract or Project (or a bundle of Contracts or Projects) to a third-party contractor, or of all or substantially all of the equity interests in, or assets of, any Principal that is a named principal on one or more Bonds (whether by sale of equity interests, merger, consolidation, or otherwise), whether for consideration flowing to Southland, consideration flowing from Southland or a Surety Panel, or a combination thereof. No Project Disposition shall be consummated without the prior written consent of the relevant Surety Panel and, to the extent such Project Disposition would affect the Expected Loss calculation applicable to any other Panel, the prior written consent of each such affected Surety Panel.

56. In connection with any Project Disposition, the Expected Loss shall be adjusted as follows: (a) in the case of a Project Disposition in which net proceeds are received by or for the benefit of Southland or any Indemnitor (a “Positive Disposition”), such net proceeds shall be credited against the relevant Panel’s cumulative Actual Loss and shall be deposited into the applicable Concentration Control Account as Contract Funds; and (b) in the case of a Project Disposition in which Southland or any Indemnitor is required to make payments to a third-party contractor to assume the Contract (a “Negative Disposition”), such payments shall be treated as Non-Bonding Financing for purposes of the Actual Loss calculation for the relevant Panel, and shall be subject to the funding and approval procedures set forth in this Agreement.

57. Any Project Disposition shall include provisions for either (a) the acquiring party’s surety replacing the existing Bonds, with a full release of the applicable Sureties, or (b) if the Bonds remain in place, appropriate protections for the Sureties, including indemnification from the acquiring party and/or a completion guarantee, in each case, in form and substance satisfactory to the relevant Surety Panel in its sole discretion. For purposes of the forgiveness calculation set forth herein, Project Disposition costs and proceeds shall be included in the determination of whether the Surety’s bonded Projects have been completed within twenty percent (20%) of the total Expected Loss amount.

Miscellaneous Provisions

58. This Agreement sets forth terms of Sureties’ providing certain financial assistance to Southland and such terms of agreement are between Sureties and Southland only. Nothing herein is intended to supersede, waive, amend, or alter any separate agreements by and between Sureties relating to Indemnity Agreements, the Surety Panels, Southland, the Projects, the Contract Funds, and/or the Bonds.

59. Within thirty (30) days of the execution of this Agreement, the Indemnitors shall provide sworn personal and/or corporate financial statements to the Sureties, in a form furnished by the Sureties. Failure to provide such statements, failing to completely disclose all matters addressed by such statements, or material omissions or misstatements of fact in any such statements, whenever discovered, shall, to the extent resulting in an Event of Default under this Agreement, constitute a material breach of this Agreement and the Indemnity Agreements by the relevant Indemnitor.

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60. The Parties agree that the recitals set forth above are expressly incorporated in and made a part of this Agreement. The Parties acknowledge the receipt and sufficiency of adequate consideration for this Agreement, including, but not limited to, the mutual covenants set forth herein as well as other good and valuable consideration, such that they shall be legally bound hereby.

61. This Agreement shall be construed and governed by the laws of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction, and shall bind the heirs, personal representatives, assignees, and successors in interests of the parties hereto. The parties agree that this Agreement constitutes a transaction covering in the aggregate not less than Two Hundred Fifty Thousand Dollars ($250,000) and that this choice of law is made pursuant to Section 5-1401 of the New York General Obligations Law. This Agreement shall be construed without any regard to any presumption or other rule requiring construction against the Party causing this Agreement, or any Exhibits attached hereto, to be drafted.

62. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York and of the United States District Court for the Southern District of New York for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement or the subject matter hereof. Each party hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action, or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action, or proceeding is brought in an inconvenient forum, that the venue of the suit, action, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party hereby consents to service of process by registered mail, return receipt requested, at its address set forth in this Agreement. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

63. Indemnitors and Sureties hereby represent, covenant and warrant that they have full right, power and authority, uninhibited by contract or otherwise, to execute and perform this Agreement, that the corporate Indemnitors and Sureties have been duly authorized by all proper and necessary corporate action, and that Indemnitors have obtained all consents and approvals of stockholders or of any public authority or regulatory body required as a condition to the validity or enforceability of this Agreement. Furthermore, Indemnitors and Sureties hereby agree, represent, covenant, and warrant that the execution of this Agreement and the full performance of this Agreement will not result in the breach of or default under any agreement to which they may be a party.

64. Except as otherwise specifically provided herein, or as specifically and subsequently agreed to by the Parties in writing, all notices, requests or other communications required or permitted to be given hereunder shall be deemed duly given if mailed by the United States mail, postage prepaid and addressed as follows:

TO INDEMNITORS:

Southland Holdings, LLC

Attn: Keith Bassano, CFO

Nick Campbell

1100 Kubota Dr.

Grapevine, TX 76051

kbassano@southlandholdings.com

nick@wearemeru.com

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With a copy to:

Chad Werner, Esq.

Thad Wilson, Esq.

King & Spalding, LLP

1180 Peachtree St NE, Suite 1600

Atlanta, GA 30309

CWerner@KSLAW.com

ThadWilson@KSLAW.com

TO SURETIES:

Berkshire Hathaway Specialty Insurance Company:

Attn: Jeffrey Jubera – VP Global Surety Claims

1100 Abernathy Road NE, Ste. 1200

Atlanta, GA 30328

Jeffrey.Jubera@bhspecialty.com

With a copy to:

Vivian Katsantonis, Esq.

Watt, Tieder, Hoffar & Fitzgerald, L.L.P.

1765 Greensboro Station Pl, Suite 1000

McLean, Virginia 22102

vkatsantonis@watttieder.com

Zurich American Insurance Company

Attn: Niel Franzese – AVP – Team Lead

P.O. Box 968036

Schaumberg, IL 60196

Niel.franzese@zurichna.com

With a copy to:

Christopher Ward, Esq.

9600 Dallas Parkway, Suite 600

Frisco, TX 75035

cward@clarkhill.com

Markel Insurance Company:

c/o Tim Sherry, V.P.

5905 Legacy Drive, Suite 400

Plano, TX 75024

Tim.Sherry@Markel.com

With a copy to:

Mills Law Group, P.A.

E.A. “Seth” Mills, Jr.

100 S. Ashley St. Suite 600

Tampa, FL 33602

Smills@Mills-Legal.com

Financial Assistance Agreement	Page 18

Hartford Fire Insurance Company:

Attn: Greg Daily, Bond Claims
One Hartford Plaza, HOGL
Hartford, CT 06155

With a copy to:

John Morris, Esq.

McElroy, Deutsch, Mulvaney & Carpenter, LLP
1300 Mount Kemble Ave.

Morristown, NJ 07962-2075

Euler Hermes North America:

c/o Regina E. Gaebel

Head of Surety Claims

100 International Dr., 22nd Floor

Baltimore, MD 21202

Regina.gaebel@allianz-trade.com

With a copy to:

Ryan Dry, Esq.

Dry Law PLLC

909 18th Street

Plano, TX 75074

rdry@drylaw.com

Western Surety Company:

c/o Mark S McKibbin

151 North Franklin Street, 17th Floor

Chicago, IL 60606

mark.mckibbin@cna.com

Federal Insurance Company:

c/o Doug Wills, Surety Claims Claim Service Center

PO Box 716

Portland, ME 04104

dwills@chubb.com

With a copy to:

Sam H. Poteet, Jr.

Manier & Herod, P.C.

1201 Demonbreun St, Ste 900

Nashville, TN 37203

spoteet@manierherod.com

Financial Assistance Agreement	Page 19

TO THE COLLATERAL AGENT:

Berkshire Hathaway Specialty Insurance Company:

Attn: Jeffrey Jubera – VP Global Surety Claims

1100 Abernathy Road NE, Ste. 1200

Atlanta, GA 30328

Jeffrey.Jubera@bhspecialty.com

With a copy to:

Vivian Katsantonis, Esq.

Watt, Tieder, Hoffar & Fitzgerald, L.L.P.

1765 Greensboro Station Pl, Suite 1000

McLean, Virginia 22102

vkatsantonis@watttieder.com

65. EXCEPT AS EXPRESSLY SET FORTH IN PARAGRAPHS 11-13 WITH RESPECT TO THE INITIAL FUNDING COMMITMENT, INDEMNITORS HEREBY ACKNOWLEDGE AND AGREE THAT SURETIES HAVE NO OBLIGATION TO FUND ANY OF THE ACCOUNTS, OR TO PROVIDE FINANCIAL ASSISTANCE TO INDEMNITORS IN ANY MANNER OR METHOD. INDEMNITORS SPECIFICALLY ACKNOWLEDGE AND AGREE THAT THEIR EXECUTION OF THIS AGREEMENT HAS NOT BEEN INDUCED BY OR MADE IN RELIANCE UPON ANY ORAL OR WRITTEN REPRESENTATIONS BY SURETIES OR THEIR AGENTS, EMPLOYEES, ATTORNEYS, OR CONSULTANTS THAT SURETY WILL FUND ANY OF THE ACCOUNTS OR PROVIDE ANY FINANCIAL ASSISTANCE TO INDEMNITORS BEYOND THE INITIAL FUNDING COMMITMENT.

66. THE EXECUTION OF THIS AGREEMENT BY SURETY IN NO MANNER BINDS SURETIES TO EXECUTE ANY FUTURE BOND OR BONDS ON BEHALF OF ANY OF THE INDEMNITORS. INDEMNITORS SPECIFICALLY ACKNOWLEDGE AND AGREE THAT THEIR EXECUTION OF THIS AGREEMENT HAS NOT BEEN INDUCED BY OR MADE IN RELIANCE UPON ANY ORAL OR WRITTEN REPRESENTATIONS BY SURETIES OR THEIR AGENTS, EMPLOYEES, ATTORNEYS, OR CONSULTANTS THAT SURETIES WILL EXECUTE ANY FUTURE BOND OR BONDS ON BEHALF OF INDEMNITORS. IN THE EVENT THAT SURETIES EXECUTE ANY FUTURE BOND OR BONDS ON BEHALF OF INDEMNITORS, ANY SUCH BOND(S) SHALL BE DEEMED INCLUDED IN THE LIST OF CONTRACTS AND BONDS SPECIFIED HEREIN AND SHALL BE SUBJECT TO THE TERMS AND PROVISIONS OF THIS AGREEMENT. THE EXECUTION OF BONDS BY SURETIES FOR PRINCIPALS OR AT THE REQUEST OF THE INDEMNITORS WHILE THIS AGREEMENT IS IN EFFECT SHALL BE IN THE SOLE JUDGMENT, OPTION, AND DISCRETION OF EACH AND SHALL BE IN THE BEST INTERESTS OF ANY SUCH SURETY AND NOT INDEMNITORS. THE AGREEMENT BY ANY SURETY TO EXECUTE ANY BOND IN ACCORDANCE WITH THIS PARAGRAPH DOES NOT BIND AND COMMIT THAT SURETY OR ANY OTHER SURETY TO EXECUTE ANY OTHER BOND OR BONDS.

67. Indemnitors confirm and agree that the exercise of the rights granted Sureties under this Agreement, as well as in the Indemnity Agreements, shall not constitute the taking control of, or the improper or actual domination of, the businesses of any of the Indemnitors, and that despite the exercise of all such rights, or any of them, by Sureties, Indemnitors and their corporate officers, boards and constituent personnel remain in control of their businesses and decisions. Furthermore, the exercise of any or all of the rights afforded the Sureties hereunder or under any Indemnity Agreement shall not under any circumstances provide any basis for the assertion that the Sureties are liable on any “alter ego” or similar theory for the debts or obligations, decisions, or omissions, of the Indemnitors. Indemnitors remain independent persons and entities in control of their own business decisions.

Financial Assistance Agreement	Page 20

68. Indemnitors hereby authorize Sureties and their representative(s), including attorneys, accountants, consultants, or employees, to visit at any time the job site of the Projects and to obtain at any time and to obtain any and all other information and documentation with respect to the Contracts or Projects deemed necessary in the sole discretion of the Surety and/or its representative(s). Indemnitors authorize the Obligees to furnish to Sureties complete information concerning payments made of Contract Funds from the Contracts and to furnish any other information concerning the Contracts and/or Projects that any Surety may request.

69. This Agreement is solely for the benefit of the Parties hereto and shall not create any rights in any person not a Party hereto, or in any way increase the rights of any third persons, or increase the obligations of any Party hereto to any third person, or increase the liability or obligations of Sureties under the Bonds, or otherwise.

70. Indemnitors agree that this Agreement and all of its provisions shall survive the filing of a voluntary or involuntary bankruptcy petition by or against any of the Indemnitors. For the avoidance of doubt, the Indemnitors acknowledge and agree that no Surety or Panel will be required to provide any funding to the Principals or Indemnitors in the event of the commencement of any proceeding, by or against them seeking to adjudicate any of them as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, assignment for the benefit of creditors, arrangement, adjustment, protection, relief, or composition of any of their debts, or any similar order or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers.

71. It is agreed and understood by Indemnitors that there have been no oral or other agreements of any kind whatsoever as a condition precedent or to induce the execution and delivery of this Agreement by the Indemnitors. It is further agreed that no change, addition or amendment shall be made herein or to any of the terms, covenants or conditions hereto except by writing, signed by the Parties to this Agreement.

72. In the event that one or more provisions of this Agreement shall be declared to be invalid, illegal, or unenforceable in any respect, unless such invalidity, illegality, or unenforceability shall be tantamount to a failure of consideration, the validity, legality, and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby.

73. Indemnitors agree that their relationship with Sureties is one of Principal and/or Indemnitor to Sureties; and that Sureties are not insiders in any fashion in the affairs of any of the Indemnitors, nor are Sureties considered or deemed to be a partner or joint venturer in any of the affairs of any of the Indemnitors. Indemnitors remain responsible to conduct and operate their business. Sureties and the Panels are not, and shall not be, deemed to be controlling or conducting the business of any of the Indemnitors by virtue of this Agreement or otherwise. Indemnitors agree that Sureties have not, by this Agreement or otherwise, assumed any liability for any debts or other liabilities (including taxes) of the Indemnitors to their respective creditors.

74. No delay, omission, or failure by Sureties or any Panel to exercise any right or power accruing to it pursuant to the terms of this Agreement, the Indemnity Agreements, or otherwise, shall impair any such right or power or be construed to be a waiver thereof and every such right and power may be exercised at any time by Sureties or the Panels.

75. The Parties represent and warrant that they, along with their selected, independent counsel, have fully participated in the negotiating and drafting of this Agreement, that they have read and reviewed this Agreement and discussed the terms and conditions with their selected, independent counsel, and that as a result of their review and consultation with counsel, they understand the meaning, terms, conditions and ramifications of this Agreement and that they are entering into this Agreement freely and voluntarily without any duress or compulsion, economic or otherwise.

Financial Assistance Agreement	Page 21

76. The headings of the paragraphs, sections and subsections of this Agreement are inserted for convenience only and shall not control or affect the meaning, construction, or effect of this Agreement, or any provisions hereof.

77. This Agreement may be executed in one or more counterparts and via facsimile or electronic means, each of which shall be deemed to be an original and when combined shall create one agreement amongst the Parties.

78. For the avoidance of doubt, (a) nothing in this Agreement shall be construed to create, impose, or give rise to any lien, claim, encumbrance, security interest, or other obligation or restriction with respect to (i) the proceeds of any newly bonded construction contract or project or surety bond to which this Agreement does not relate or (ii) any funds, receivables or other monies payable to or received by any Indemnitor under or in connection with any of the foregoing, (b) no surety that is not a Party to this Agreement shall be deemed to have any obligations under, or to be bound or affected by, this Agreement and (c) no surety’s rights in or to the proceeds of projects, contracts or bonds issued by it in connection with projects or contracts, other than the Contracts and/or Projects, shall be impaired, encumbered, or otherwise affected by the terms of this Agreement.

[remainder of page intentionally left blank]

Financial Assistance Agreement	Page 22

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date indicated below, and each of the undersigned personally represent and warrant that they have the full right, power and authority to execute this Agreement on behalf of the respective Party.

SOUTHLAND HOLDINGS LLC,
as a Principal

By:
Name:	Frankie Renda
Title:	Chief Executive Officer

Financial Assistance Agreement	Page 23

SOUTHLAND HOLDINGS, INC.
SOUTHLAND RE PROPERTIES LLC
SOUTHLAND CONTRACTING, INC.
HERITAGE MATERIALS, LLC
SOUTHLAND MOLE OF CANADA LTD.
JOHNSON BROS. CORPORATION, A SOUTHLAND COMPANY
OSCAR RENDA CONTRACTING, INC.
OSCAR RENDA CONTRACTING OF CANADA, INC.
RENDA PACIFIC, LLC
MOLE CONSTRUCTORS, INC.
AMERICAN BRIDGE HOLDING COMPANY
AMERICAN BRIDGE COMPANY
AMERICAN BRIDGE MANUFACTURING COMPANY
AMERICAN DOCK & TRANSFER COMPANY
AMERICAN BRIDGE INTERNATIONAL CORPORATION
AMERICAN BRIDGE CANADA COMPANY,
each as a Principal

By:
Name:	Frankie Renda
Title:	Chief Executive Officer

Financial Assistance Agreement	Page 24

RENDA-JBROS JOINT VENTURE.
as a Principal

By: Oscar Renda Contracting, Inc., as a member

By:
Name:	Frankie Renda
Title:	Chief Executive Officer

Financial Assistance Agreement	Page 25

RENDA-JBROS JOINT VENTURE,
as a Principal

By: Johnson Bros. Corporation, a Southland Company, as a member

By:
Name:	Frankie Renda
Title:	Chief Executive Officer

Financial Assistance Agreement	Page 26

SOUTHLAND RENDA JV,
as a Principal

By: Southland Contracting, Inc., as a member

By:
Name:	Frankie Renda
Title:	Chief Executive Officer

Financial Assistance Agreement	Page 27

SOUTHLAND RENDA JV,
as a Principal

By: Oscar Renda Contracting, Inc., as a member

By:
Name:	Frankie Renda
Title:	Chief Executive Officer

Financial Assistance Agreement	Page 28

SOUTHLAND MOLE JV,
as a Principal

By: Southland Contracting, Inc., as a member

By:
Name:	Frankie Renda
Title:	Chief Executive Officer

Financial Assistance Agreement	Page 29

SOUTHLAND MOLE JV,
as a Principal

By: Mole Constructors, Inc., as a member

By:
Name:	Frankie Renda
Title:	Chief Executive Officer

Financial Assistance Agreement	Page 30

By:
Frankie Scott Renda, individually as a
Shareholder Indemnitor

By:
Amanda Renda, individually as a
Shareholder Indemnitor

By:
Rudolph V. Renda, individually as a
Shareholder Indemnitor

By:
Christy Lee Renda, individually as a
Shareholder Indemnitor

By:
Walter Timothy Winn, individually as a
Shareholder Indemnitor

Financial Assistance Agreement	Page 31

BERKSHIRE HATHAWAY SPECIALTY INSURANCE COMPANY, as a Surety

By:
Name:	Jeffrey Jubera
Title:	VP Global Surety Claims

Financial Assistance Agreement	Page 32

ZURICH AMERICAN INSURANCE COMPANY,
as a Surety

By:
Name:	Niel Franzese
Title:	AVP Team Lead

Financial Assistance Agreement	Page 33

WESTERN SURETY COMPANY,
as a Surety

By:
Name:
Title:

Financial Assistance Agreement	Page 34

MARKEL INSURANCE COMPANY,
as a Surety

By:
Name:	Tim Sherry
Title:	Vice President

Financial Assistance Agreement	Page 35

EULER HERMES NORTH AMERICA INSURANCE COMPANY, as a Surety

By:
Name:	Regina E. Gaebel
Title:	Head of Surety Claims

Financial Assistance Agreement	Page 36

FEDERAL INSURANCE COMPANY,
as a Surety

By:
Name:
Title:

Financial Assistance Agreement	Page 37

HARTFORD FIRE INSURANCE COMPANY,
as a Surety

By:
Name:	Greg Dailey
Title:

Financial Assistance Agreement	Page 38

BERKSHIRE HATHAWAY SPECIALTY INSURANCE COMPANY, as Collateral Agent

By:
Name:	Jeffrey Jubera
Title:	VP Global Surety Claims

Financial Assistance Agreement	Page 39

LIST OF EXHIBITS

Exhibit	Description
A	Listing of Indemnity Agreements
B	Collateral
C	Preferred Shares Term Sheet

EXHIBIT A

LISTING OF INDEMNITY AGREEMENTS

[redacted]

A-1

EXHIBIT B

COLLATERAL

[redacted]

B-1

EXHIBIT C

PREFERRED STOCK TERM SHEET

Preferred Share Issuance

Summary of Principal Terms and Conditions

This Summary of Principal Terms and Conditions (this “Term Sheet”) is Exhibit C to that certain Financial Assistance Agreement (the “FAA”)

1.	Issuer:	Southland Holdings, Inc. (the “Issuer”).

2.	Providers:	Each of Berkshire Hathaway Specialty Insurance Company (“Berkshire”), Zurich American Insurance Company (“Zurich”), Hartford Fire Insurance Company (“Hartford”), Euler Hermes North America (“EHNA”), Markel Insurance Company (“Markel”), Western Surety Company (“WSC”) and Federal Insurance Company (“FIC”, and collectively with Berkshire, Zurich, Hartford, EHNA, Markel and WSC, the “Providers” and each, a “Provider”).

3.	Preferred Share Amounts:	The initial amount of Preferred Shares (as defined below) issued to each Provider on the Closing Date (as defined below) shall equal the quotient obtained from dividing (a) the lesser of (i) the amount of Non-Bonding Financing (as defined in the FAA) provided by such Provider as of June 30, 2026 and (ii) fifty percent (50%) of the Expected Loss (as defined in the FAA) for funding to completion such Provider’s outstanding bonded construction projects, by (b) the Stated Value (as defined below). To the extent any Provider’s initial amount of Preferred Shares is determined pursuant to the foregoing clause (a)(i) above, additional Preferred Shares shall be issued to such Provider once the aggregate amount of Non-Bonding Financing provided by such Provider equals 50% of its Expected Loss, in an amount sufficient to cause such Provider’s aggregate Preferred Shares to equal 50% of its Expected Loss. Notwithstanding the foregoing, the aggregate number of Preferred Shares ultimately held by each Provider shall be adjusted to equal 50% of the total amount of the Actual Loss (as defined in the FAA) required to complete such Provider’s outstanding bonded construction projects, upon completion thereof.

4.	Security:	A single class of shares of non-convertible preferred equity of the Issuer (the “Preferred Shares”), par value $0.0001 per share.

5.	Issue Price:	For the avoidance of doubt, none of the Providers will pay a cash purchase price for the Preferred Shares and the consideration for the Preferred Shares will be the willingness of the Providers: (a) to continue funding under the FAA and (b) amend terms of the Existing Loan Agreement (as defined in the FAA) on terms acceptable to the lenders thereunder.

6.	Ranking:	The Preferred Shares will rank senior (including, but not limited to, with respect to dividend rights and rights upon any reorganization, restructuring, recapitalization, liquidation, winding up or dissolution of the Issuer or any of its subsidiaries, or sale of all or substantially all of the assets or equity securities of the Issuer or any of its subsidiaries (in each case, regardless of whether such transaction(s) is effectuated in an insolvency proceeding, including a case under chapter 11 of title 11 of the United States Code or its equivalent), whether voluntary or involuntary (each, a “Restructuring Event”)), to any other class or series of equity of Issuer, whenever issued.

7.	Collateral:	None.

8.	Maturity:	Perpetual.

9.	Stated Value:	The stated value per share of the Preferred Shares will, as of the date of the initial issuance of any Preferred Shares (such issuance, the “Closing” and such date, the “Closing Date”), equal $1,000 (the “Stated Value”).

10.	Liquidation Preference:	As of any date of determination, an amount in cash equal to the Stated Value as of the Closing Date (the “Liquidation Preference”). The Liquidation Preference shall be applied pro rata among all of the Providers at such time.

11.	Transferability:	The Preferred Shares will not be transferable; provided that the Preferred Shares may be transferred by any Provider (a) to any Affiliate (to be defined by the parties) of such Provider, (b) to any other Provider, or any Affiliate of such other Provider, or (c) with the Issuer’s consent in its discretion. In each case, any transfer will be subject to the following requirements: (i) compliance with applicable securities laws; (ii) such transferee concurrently executing and delivering a customary joinder agreement agreeing to be bound by the terms of the relevant definitive agreements with the Issuer; and (iii) not result in: (A) any breach of any conditions to exemption from registration with respect to the Issuer’s securities; or (B) if applicable, cause the Issuer to be required to register as an Investment Issuer under the Investment Company Act of 1940. The Issuer will cooperate with the holders of Preferred Shares in connection with any such transfer, including providing reasonable and customary information: (x) in connection with any such holder’s marketing efforts or any such potential transferee’s due diligence; or (y) in order to comply with applicable securities laws.

12.	Optional Redemption:	The Issuer may, at its option on any one or more dates after the Closing Date (any such date, a “Redemption Date”), redeem the Preferred Shares, in whole or in part, in cash, for a per share price equal to the Liquidation Preference per Preferred Share (the “Redemption Price”). The Issuer and the Providers will work in good faith to develop and include mutually acceptable redemption terms. The Issuer must provide not less than five (5) Business Days’ and not more than sixty (60) days’ written notice of any such redemption (except in connection with a redemption that is subject to one or more conditions precedent, in which case such Redemption Date may extend until all such conditions are satisfied).

13.	Mandatory Redemption:

Upon the earlier of (a) any Restructuring Event and (b) the occurrence of a Change of Control (as defined in the Existing Loan Agreement; hereinafter, a “Change of Control”) (each, a “Mandatory Redemption Event”), the holders of not less than 75% of the Stated Value of the then-outstanding Preferred Shares (the “Required Holders”) will have the right to require the Issuer to repurchase all, or at the option of the Required Holders, a portion of, the Preferred Shares held by any holder accepting such offer at a price per share of Preferred Shares equal to the then applicable Redemption Price. In addition to the foregoing, if cash proceeds are received in respect of claims arising in connection with a Project funded by a holder of Preferred Shares after such Project has been completed and such holder’s Non-Bonding Financing has been forgiven pursuant to the terms of the FAA, the Issuer shall make a distribution of such cash proceeds to such holder in respect of such Preferred Shares.

All mandatory redemptions shall be applied pro rata among all holders of Preferred Shares based upon each Provider’s percentage of the Preferred Shares held by all holders.

14.	Voting:	The Preferred Shares will not have the right to vote, except as required by law.

15.	Conversion:	The Preferred Shares will not be convertible into any other securities of the Issuer.

16.	Information Rights:	Each holder of the Preferred Shares shall (a) have the opportunity, upon reasonable request, to consult with management of the Issuer, (b) be entitled to receive notice of the occurrence of a Mandatory Redemption Event and (c) be entitled to other customary legal, tax, financial and other information (including periodic financial reporting, cash flow forecasts, and variance reports) as such holder reasonably requests.

17.	Protective Provisions:	The prior written consent of the Required Holders will be required for the Issuer or any of its subsidiaries to take the actions that are set forth on Annex I (the “Protective Provisions”).

18.	Repayment:	Notwithstanding the Protective Provisions, the Issuer shall, or shall cause its subsidiaries, to make the Non-Bonding Financing Payments (as defined in the FAA) in accordance with the terms of the FAA.

19.	Other Affirmative Covenants:	The Preferred Shares Documentation (as defined below) will include affirmative covenants usual and customary for transactions of this type with respect to (a) maintenance of corporate existence, (b) payment of taxes and (c) compliance with laws, in each case, to be consistent with (and no more restrictive than) the affirmative covenants in the Existing Loan Agreement. The Preferred Shared Documentation shall also contain customary “sacred rights” provisions which provide that each Provider’s “sacred rights” with respect to the material economic and governance terms attached to its Preferred Shares may not be diluted or otherwise affected in any manner without the prior written consent of such Provider.

20.	Sale Right	At any time upon failure of the Issuer to comply with its obligations under the heading “Mandatory Redemption” above, which failure remains uncured for a period of 180 days, the Required Holders as of such time, shall have the right to compel the board of directors of the Issuer to engage advisors (including investment bankers) and commence a sale process or other strategic alternatives, including to consummate a Change of Control or other transaction, the result of which is to repay in cash all outstanding amounts owed to the Providers under the Preferred Shares (which Preferred Shares will be repaid in cash at the Redemption Price).

21.	Tax Matters:	The Issuer and Providers acknowledge and agree that it is their intention that for U.S. federal income tax purposes (such tax treatment, the “Intended Tax Treatment”): Preferred Shares are intended to be treated as equity (and not debt) for U.S. federal income tax purposes that is not “Section 306 stock” within the meaning of Section 306 of the Code and the Treasury Regulations promulgated thereunder. The Issuer shall report consistently with, and take no positions or actions inconsistent with the Intended Tax Treatment (including by way of withholding).

22.	Conditions Precedent:	The issuance of the Preferred Shares shall be subject solely to the satisfaction or waiver in writing by the applicable parties of the following condition precedent: the Preferred Shares Documentation, in form and substance consistent with the terms set forth herein and the FAA, shall have been executed and delivered by the Issuer, together with customary closing documents, including (i) corporate authorizations (including the requisite board of directors and stockholder approvals), (ii) customary officer’s certificates, and (iii) good standing certificates to be received by the Providers no later than two (2) Business Days prior to the Closing Date.

23.	Automatic Exchange:	Upon the occurrence of a Mandatory Redemption Event of the type described in clause (a) of the definition of Mandatory Redemption Event, the Preferred Shares shall be automatically deemed to have been exchanged, in a tax-efficient manner reasonably acceptable to the Required Holders, for one or more unsecured promissory notes (the form of which shall be agreed to as of the Closing Date), issued by the Issuer and guaranteed by its subsidiaries, with an aggregate original principal amount equal to the Redemption Price.

24.	Documentation:	The Preferred Shares issued on the Closing Date will be purchased by the Providers pursuant to a subscription agreement between the Issuer and the Providers (the “Subscription Agreement”), and the Preferred Shares will be issued pursuant to a certificate of designations of the Issuer (the “Certificate of Designations” and, together with the Subscription Agreement, the Certificate of Designations and any other agreements relating to the Preferred Shares, the “Preferred Shares Documentation”). The Preferred Shares Documentation will be initially drafted by counsel to the Providers, will be consistent with this Term Sheet and the FAA and if any terms are not consistent with this Term Sheet and the FAA, such terms will be customary for instruments of this type and negotiated and agreed between the Issuer and the Providers in good faith.

25.	Expenses:	Each party shall be responsible for its own costs and expenses incurred in connection with the issuance of the Preferred Shares.

26.	Confidentiality:	This Term Sheet, the terms hereof and the transactions contemplated hereby are highly confidential and may not be disclosed by either party to any third party without the other party’s prior written consent, except as may otherwise be provided in a non-disclosure agreement to be agreed between the Issuer and the Providers or as may be required by law or regulation.

27.	Governing Law:	As to the Certificate of Designations: Delaware. As to the Subscription Agreement: New York.

28.	Counsel to the Providers:	King & Spalding LLP.

29.	Non-Binding:	For the avoidance of doubt, in no event will any oral agreement or communications, e-mail communications or course of conduct by any party referenced herein, in each case, whether explicit or implicit, be binding upon the parties hereto unless documented, executed and delivered in writing. This Term Sheet does not purport to contain all of the terms that would be included in the definitive documents.

Annex I

Without the prior written consent of the Required Holders, the Issuer will not (and will cause its subsidiaries not to):

(a)	pay any cash dividends or other distributions on, or otherwise repurchase or redeem, any preferred stock (other than the Preferred Shares), the common stock or any other equity interests of the Issuer or any of its subsidiaries, other than: (A) payments or distributions of customary tax distributions to the Issuer, (B) with respect to the Preferred Shares; and (C) dividends or distributions by any of the Issuer’s subsidiaries to the Issuer or any wholly-owned subsidiary thereof, in respect of any securities of any of the Issuer’s subsidiaries;

(b)	liquidate, dissolve, merge or wind-up the business and affairs of the Issuer or any of its subsidiaries;

(c)	take any voluntary acts of bankruptcy or restructuring or fail to defend involuntary acts of bankruptcy or restructuring of the Issuer or any of its subsidiaries;

(d)	amend, alter or repeal any provision of the governing documents of the Issuer or any of its subsidiaries that would adversely affect any of the rights, preferences or privileges of the Preferred Shares in any material respect;

(e)	issue any new, reclassify any existing equity interests into, or issue any equity interests convertible into, additional preferred equity interests or equity interests of: (i) the Issuer otherwise senior or pari passu to the Preferred Shares or (ii) any subsidiary of the Issuer;

(f)	enter into any transaction which results in a Change of Control, unless upon consummation of such transaction the Preferred Shares are redeemed in full in cash (provided that the foregoing will not be deemed to be a consent to any Change of Control by any Provider);

(g)	materially change the nature of the Issuer’s and its subsidiaries’ businesses, taken as a whole, as of the Closing Date;

(h)	enter into any transaction with any affiliate of the Issuer or its subsidiaries or any equity holder of the Issuer or any of its subsidiaries (other than any transaction that is on an arm’s length basis or on terms more favorable to the Issuer or such subsidiary than terms it would receive in an arm’s length transaction);

(i)	settle any litigation, arbitration or other proceeding, in each case, that involves a guilty plea or any other acknowledgment of criminal wrongdoing or that would have a material adverse effect on the Issuer and its subsidiaries, taken as a whole;

(j)	change the Issuer’s tax elections or accounting policies as in effect on the Closing Date, change the Issuer’s tax status as a corporation, or change or make (or fail to change or make) any tax election that would materially affect the tax status or treatment of the Preferred Shares or any distributions thereon, except as required by applicable law (with advanced notice to the Providers);

(k)	make any capital contribution, loan or advance to, or other investment in, or guarantee or assume the debt of, any third party, in each case, subject to exceptions for joint ventures entered into for operational purposes and other exceptions to be agreed; or

(l)	agree or consent to any of the foregoing.